Exhibit 99.1

For Further Information Contact

Eddie Northen (404) 888-2242

FOR IMMEDIATE RELEASE

ROLLINS, INC. REPORTS FOURTH QUARTER AND FULL-YEAR 2019

FINANCIAL RESULTS

•	Revenue increased 13.8% for the quarter, eclipsing annual record revenues of $2 billion on Net Income of $50.8 million

•	Earnings Per Share (EPS) $0.16 for fourth quarter, flat to fourth quarter 2018 primarily impacted by increases in Casualty reserves of $0.01

•	Fourth quarter earnings before interest, taxes, depreciation and amortization (EBITDA)* of $97 million, 10.5% increase for the quarter

•	Completed successful pilot of new Routing and Scheduling program in fourth quarter

ATLANTA, GEORGIA, January 29, 2020: Rollins, Inc. (NYSE:ROL), a premier global consumer and commercial services company, reported strong unaudited financial results for its fourth quarter and year ended December 31, 2019.

The Company recorded fourth quarter revenues of $506.0 million, an increase of 13.8% over the prior year’s fourth quarter revenue of $444.6 million. Rollins reported net income of $50.8 million or $0.16 per diluted share in the fourth quarter that ended December 31, 2019, compared to $51.0 million or $0.16 per diluted share for the same period in 2018.

For the full-year ended December 31, 2019, Rollins’ revenues rose 10.6% to $2.015 billion compared to $1.822 billion for the prior year. The Company reported net income of $203.3 million, or $0.62 per diluted share in 2019, compared to net income of $231.7 million, or $0.71 per diluted share in the prior year. Net income was negatively impacted in 2019 by a $49.9 million one-time expense for discontinuing the pension plan, $2.7 million in acquisition expenses related to Clark Pest Control, and foreign currency exchange rate fluctuations. Rollins’ adjusted earnings per share (EPS)* removing these costs increases 2019 full year Adjusted EPS* by $0.11 to $0.73 per diluted share compared to 2018 Adjusted EPS* of $0.72 per diluted share.

*“Adjusted” amounts presented in this release are non-GAAP financial measures. See the appendix to this release for a discussion of non-GAAP financial metrics, including a reconciliation to the most closely correlated GAAP measure.

Eddie Northen, Senior Vice President, Chief Financial Officer and Treasurer of Rollins, Inc. stated, “We continue to invest in innovative technology as well as seeking out strong acquisitions that fit well into the Rollins family of brands. As a result of these investments, we have experienced record amounts of amortization and depreciation that will deliver positive results for years to come.”

Gary W. Rollins, Vice Chairman and Chief Executive Officer of Rollins, Inc. stated, “The Company is well-positioned for 2020, and our team is optimistic and feels that we have plans and programs in place to achieve our desired results. As we move into a new decade, we are committed to continued improvement on all key elements of our business, for the benefit of our customers, employees and shareholders.”

On January 28, 2020, Rollins increased its regular quarterly cash dividend to shareholders 14.3% to $0.12 per share. This marks the 18th consecutive year the Board has increased its dividend a minimum of 12.0% or more.

Rollins, Inc. is a premier global consumer and commercial services company. Through its wholly owned subsidiaries, Orkin, HomeTeam Pest Defense, Clark Pest Control, Orkin Canada, Western Pest Services, Northwest Exterminating, Critter Control, The Industrial Fumigant Company, Trutech, Orkin Australia, Waltham Pest Services, OPC Pest Services, PermaTreat, Crane Pest Control, Safeguard, and Aardwolf Pestkare, the Company provides essential pest control services and protection against termite damage, rodents and insects to more than two million customers in the United States, Canada, Central America, South America, the Caribbean, the Middle East, Asia, the Mediterranean, Europe, Africa, Mexico, and Australia from more than 700 locations. You can learn more about Rollins and its subsidiaries by visiting our web sites at www.orkin.com, www.pestdefense.com, www.clarkpest.com, www.orkincanada.ca, www.westernpest.com, www.callnorthwest.com, www.crittercontrol.com, www.indfumco.com, www.trutechinc.com, www.orkinau.com, www.walthamservices.com, www.opcpest.com, www.permatreat.com, www.safeguardpestcontrol.co.uk, www.aardwolfpestkare.com, www.cranepestcontrol.com and www.rollins.com. You can also find this and other news releases at www.rollins.com by accessing the news releases button.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

This release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements about the continued investment in innovative technology as well as seeking strong acquisitions; the expectation that we will deliver positive results for years to come, and the Company’s belief that it is well-positioned for 2020 and has the team and plan to achieve its desired results. The actual results of the Company could differ materially from those indicated by the forward-looking statements because of various risks and uncertainties, including without limitation, economic and competitive conditions which may adversely affect the Company’s business; the degree of success of the Company’s pest and termite process, and pest control selling and treatment methods; the Company’s ability to identify and integrate potential acquisitions; climate and weather trends; competitive factors and pricing practices; the Company’s ability to attract and retain skilled workers, and potential increases in labor costs; uncertainties of litigation; changes in various government laws and regulations, including environmental regulations; and the impact of the U. S. Government shutdown. All of the foregoing risks and uncertainties are beyond the ability of the Company to control, and in many cases the Company cannot predict the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. A more detailed discussion of potential risks facing the Company can be found in the Company’s Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2018.

*“Adjusted” amounts presented in this release are non-GAAP financial measures. See the appendix to this release for a discussion of non-GAAP financial metrics, including a reconciliation to the most closely correlated GAAP measure.

ROLLINS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(in thousands)

At December 31, (unaudited)	2019	2018
ASSETS
Cash and cash equivalents	$94,276	$115,485
Trade accounts receivables, net	122,766	104,016
Financed receivables, net	22,267	18,454
Materials and supplies	19,476	15,788
Other current assets	48,198	32,278
Total Current Assets	306,983	286,021
Equipment and property, net	195,533	136,885
Goodwill	572,847	368,481
Customer contracts, net	273,720	178,075
Trademarks and tradenames, net	102,539	54,140
Other intangible assets, net	10,525	11,043
Operating lease, right-of-use assets	200,727	—
Financed receivables, long-term, net	30,792	28,227
Benefit plan assets	21,565	—
Prepaid pension	—	5,274
Deferred income tax assets	—	6,915
Other assets	24,161	19,063
Total Assets	$1,739,392	$1,094,124
LIABILITIES
Accounts payable	$35,234	$27,168
Accrued insurance, current	30,441	27,709
Accrued compensation and related liabilities	81,943	77,741
Unearned revenue	122,825	116,005
Operating lease liabilities, current	66,117	—
Current portion of long-term debt	12,500	—
Other current liabilities	59,682	50,406
Total Current Liabilities	408,742	299,029
Accrued insurance, less current portion	34,920	33,867
Operating lease liabilities, less current portion	135,651	—
Long-term debt	279,000	—
Deferred income tax liabilities	7,747	—
Long-term accrued liabilities	57,582	49,320
Total Liabilities	923,642	382,216
STOCKHOLDERS’ EQUITY
Common stock	327,431	327,308
Retained earnings and other equity	488,319	384,600
Total stockholders’ equity	815,750	711,908
Total Liabilities and Stockholders’ Equity	$1,739,392	$1,094,124

*“Adjusted” amounts presented in this release are non-GAAP financial measures. See the appendix to this release for a discussion of non-GAAP financial metrics, including a reconciliation to the most closely correlated GAAP measure.

ROLLINS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in thousands except per share data)

(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2019	2018	2019	2018
REVENUES
Customer services	$505,985	$444,624	$2,015,477	$1,821,565
COSTS AND EXPENSES
Cost of services provided	254,284	221,235	993,593	894,437
Depreciation and amortization	22,606	16,644	81,111	66,792
Pension settlement loss	—	—	49,898	—
Sales, general and administrative	154,796	135,760	623,379	550,698
Gain on sale of assets, net	(175)	(197)	(581)	(875)
Interest expense/(income), net	2,465	(290)	6,917	(220)
	433,976	373,152	1,754,317	1,510,832
INCOME BEFORE INCOME TAXES	72,009	71,472	261,160	310,733
PROVISION FOR INCOME TAXES	21,244	20,504	57,813	79,070
NET INCOME	$50,765	$50,968	$203,347	$231,663
NET INCOME PER SHARE - BASIC AND DILUTED	$0.16	$0.16	$0.62	$0.71
Weighted average shares outstanding - basic and diluted	327,439	327,316	327,477	327,291

*“Adjusted” amounts presented in this release are non-GAAP financial measures. See the appendix to this release for a discussion of non-GAAP financial metrics, including a reconciliation to the most closely correlated GAAP measure.

APPENDIX

Reconciliation of GAAP and non-GAAP Financial Measures

The Company has used the non-GAAP financial measures of adjusted net income and adjusted EPS in today’s earnings release. This measure should not be considered in isolation or as a substitute for net income or other performance measures prepared in accordance with GAAP.

The Company uses adjusted net income and adjusted EPS as a measure of operating performance because it allows us to compare performance consistently over various periods without regard to the impact of the non-recurring pension settlement loss, large acquisition expenses, related to the acquisition of Clark Pest Control, and fluctuations in foreign currency valuations. International acquisition activity has increased along with the overall stronger US dollar.

A non-GAAP financial measure is a numerical measure of financial performance, financial position, or cash flows that either 1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows, or 2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented.

Set forth below is a reconciliation of adjusted net income and adjusted EPS with net income, the most comparable GAAP measures.

(unaudited in thousands except EPS)

	Three Months Ended				Twelve Months Ended
	December 31				December 31
	2019	2018	Better/ (Worse)%		2019	2018	Better/ (Worse)%
Net Income	$50,765	$50,968	$(203)	(0.4)	$203,347	$231,663	$(28,316)	(12.2)
Pension Settlement Loss	—	—	—	—	49,898	—	49,898	N/M
Clark Pest Control acquisition expense	—	—	—	—	2,704	—	2,704	N/M
Foreign Currency Exchange	2,172	2,030	142	7.0	8,933	6,997	1,936	27.7
Adjusted Income Taxes on Excluded Expenses	(587)	(545)	(42)	(7.7)	(26,477)	(1,914)	(24,563)	N/M
Adjusted Net Income	$52,350	$52,453	$(103)	(0.2)	$238,405	$236,746	$1,659	0.7
Adjusted Net Income Per Share - Basic And Diluted	$0.16	$0.16	$—	—	$0.73	$0.72	$0.01	1.4
Weighted average participating shares outstanding - basic and diluted	327,439	327,316	(123)	—	327,477	327,291	(186)	(0.1)

*“Adjusted” amounts presented in this release are non-GAAP financial measures. See the appendix to this release for a discussion of non-GAAP financial metrics, including a reconciliation to the most closely correlated GAAP measure.

Rollins, Inc. has used the non-GAAP financial measure of earnings before interest, taxes, depreciation and amortization (EBITDA) in today’s earnings release, and anticipates using EBITDA in today’s earnings conference call. EBITDA should not be considered in isolation or as a substitute for operating income, net income or other performance measures prepared in accordance with U.S. GAAP. Rollins, Inc. uses EBITDA as a measure of operating performance because it allows us to compare performance consistently over various periods without regard to changes in our capital structure.

A non-GAAP financial measure is a numerical measure of financial performance, financial position, or cash flows that either 1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows, or 2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented.

Set forth below is a reconciliation of EBITDA with Net Income, the most comparable GAAP measure.

(in thousands except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2019	2018	2019	2018
Net Income	$50,765	$50,968	$203,347	$231,663
Add:
Income tax provision	21,244	20,504	57,813	79,070
Interest (income)/expense, net	2,465	(290)	6,917	(220)
Depreciation and amortization	22,606	16,644	81,111	66,792
EBITDA	$97,080	$87,826	$349,188	$377,305

*“Adjusted” amounts presented in this release are non-GAAP financial measures. See the appendix to this release for a discussion of non-GAAP financial metrics, including a reconciliation to the most closely correlated GAAP measure.

(( CONFERENCE CALL ANNOUNCEMENT ((

Rollins, Inc.

(NYSE: ROL)

Management will hold a conference call to discuss

Fourth Quarter 2019 results on

Wednesday, January 29, 2020 at:

10:00 a.m. Eastern

9:00 a.m. Central

8:00 a.m. Mountain

7:00 a.m. Pacific

TO PARTICIPATE:

Please dial 800-353-6461 domestic;

334-323-0501 international
at least 5 minutes before start time.

REPLAY: available through February 5, 2020

Please dial 888-203-1112/719-457-0820, Passcode 1421446

THIS CALL CAN ALSO BE ACCESSED THROUGH THE INTERNET AT

www.rollins.com

Questions?

Contact Samantha Alphonso at Financial Relations Board at 212-827-3746

Or email to salphonso@mww.com

*“Adjusted” amounts presented in this release are non-GAAP financial measures. See the appendix to this release for a discussion of non-GAAP financial metrics, including a reconciliation to the most closely correlated GAAP measure.